N E W S R E L E A S E

FOR IMMEDIATE RELEASE

Contact:	Yvonne “Rie” Atkinson 410-768-8857 (office) ratkinson@bogb.net

GLEN BURNIE BANCORP RELEASES 1Q 2012 EARNINGS

GLEN BURNIE, MD (May 10, 2012) – Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today announced results for the first quarter.

Highlights

•	2.96% increase in net income
•	2.48% increase in assets
•	2.89% increase in deposits
•	2.75% increase in net interest income after provision for credit losses

The company realized net income of $730,000 or $0.27 basic earnings per share in the quarter ended March 31, 2011 as compared to net income of $709,000 or $0.26 basic earnings per share for the same period in 2011.

Net interest income after provisions for credit losses in the first quarter was $3,208,000 as compared to $3,122,000 in 2011. Total assets were $374,313,000 as of March 31, 2012 compared to $365,260,000 at December 31, 2011. Deposits were $320,964,000 as of March 31, 2012 compared to $311,945,000 at December 31, 2011.

“The continued positive performance of the bank mirrors the steady improvement of the local economy of the communities we serve.” said Michael G. Livingston, President and Chief Executive Officer.

On April 3, 2012 Glen Burnie Bancorp paid a regular dividend of ten cents ($0.10) per share of common stock to shareholders of record at the close of business on March 23, 2012 marking the company’s 79th consecutive dividend.

Glen Burnie Bancorp will host its Annual Meeting of Stockholders on Thursday, May 10th at Michael’s Eighth Avenue in Glen Burnie, Maryland. Registration opens at 1:30 p.m. and the meeting will begin at 2 p.m.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie®, currently maintains consolidated assets totaling more than $372 million. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with eight branch offices serving Anne Arundel County. (www.thebankofglenburnie.com)

# # # #

Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Balance Sheets

(dollars in thousands)

	(unaudited)	(audited)
	March	December
	31, 2012	31, 2011
Assets

Cash and due from banks	$5,935	$6,877
Interest bearing deposits	4,564	2,423
Federal funds sold	1,745	654
Investment securities, at fair value	104,265	102,867
Loans, net of allowance	238,563	232,734
Premises and equipment at cost, net of accumulated depreciation	4,050	4,108
Other real estate owned	929	1,111
Other assets	14,262	14,486
Total assets	$374,313	$365,260

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$320,964	$311,945
Short-term borrowings	-	255
Long-term borrowings	20,000	20,000
Other liabilities	1,353	1,849
Total liabilities	342,317	334,049

Stockholders' equity:
Common stock, par value $1, authorized 15,000,000 shares;
issued and outstanding: March 31, 2012: 2,722,629;
December 31, 2011: 2,717,909 shares	2,723	2,718
Surplus	9,470	9,438
Retained earnings	17,668	17,209
Accumulated other comprehensive loss, net of tax benefits	2,135	1,846

Total stockholders' equity	31,996	31,211

Total liabilities and stockholders' equity	$374,313	$365,260

Glen Burnie Bancorp and Subsidiaries

Condensed Consolidated Statements of Income

(dollars in thousands, except per share amounts)

	Three Months Ended
	March 31,
	(unaudited)
	2012	2011

Interest income on
Loans, including fees	$3,364	$3,510
U.S. Government agency securities	254	341
State and municipal securities	417	384
Other	21	51
Total interest income	4,056	4,286

Interest expense on
Deposits	688	778
Short-term borrowings	-	3
Long-term borrowings	160	158
Total interest expense	848	939

Net interest income	3,208	3,347

Provision for credit losses	-	225

Net interest income after provision for credit losses	3,208	3,122

Other income
Service charges on deposit accounts	143	165
Other fees and commissions	187	194
Other non-interest income	5	3
Income on life insurance	60	61
Gains on investment securities	23	188
Total other income	418	611

Other expenses
Salaries and employee benefits	1,732	1,642
Impairment of securities	-	22
Occupancy	197	229
Other expenses	757	918
Total other expenses	2,686	2,811

Income before income taxes	940	922

Income tax expense	210	213

Net income	$730	$709

Net income per share of common stock	$0.27	$0.26

Weighted-average shares of common stock outstanding	2,722,419	2,702,604